Exhibit 99.1

American Public Education Reports First Quarter 2012 Results

CHARLES TOWN, W.V.--(BUSINESS WIRE)--May 10, 2012--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended March 31, 2012.

Recent Highlights:

  Net course registrations increased to approximately 101,000 in the first quarter of 2012, a year-over-year increase of 24%.
  Net course registrations by new students in the first quarter of 2012 increased to approximately 20,500, an increase of approximately 15% over the same period of 2011.
  As of March 31, 2012, there were a total of approximately 119,200 active students at American Public University System, a year-over-year increase of 32%.
  First quarter 2012 revenues increased 29% to $75.8 million, compared to $58.7 million in the first quarter of 2011.
  Income from operations before interest income and income taxes in the first quarter of 2012 increased 14% to $14.9 million, compared to $13.1 million in the same period of 2011.
  Net income for the first quarter of 2012 increased 15% to $9.1 million, or $0.50 per diluted share, compared to $7.9 million, or $0.43 per diluted share, in the same period of 2011.

Financial and Other Results:

Total revenues for the first quarter of 2012 increased 29% to $75.8 million, compared to total revenues of $58.7 million in the first quarter of 2011. Income from operations before interest income and income taxes in the first quarter of 2012 increased 14% to $14.9 million, compared to $13.1 million in the same period of 2011. Stock-based compensation expense reduced operating income by $1.0 million in the first quarter of 2012 and $862,000 in the first quarter of 2011.

Net income for the first quarter of 2012 increased 15% to $9.1 million, or $0.50 per diluted share, which includes $613,000, or $0.03 per diluted share, in stock-based compensation expense, net of tax. This compares to net income of $7.9 million, or $0.43 per diluted share for the first quarter of 2011, including $528,000, or $0.03 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the first quarter of 2012 and 2011 were approximately 18.2 million and 18.4 million, respectively.

Total cash and cash equivalents as of March 31, 2012 were approximately $125.8 million with no long-term debt. Cash from operations for the three months ended March 31, 2012 was approximately $14.8 million, compared to $19.9 million in the same period of 2011. Capital expenditures were approximately $6.6 million for the three months ended March 31, 2012, compared to $3.6 million in the prior year period. Depreciation and amortization was $2.7 million for the three months ended March 31, 2012 and $2.1 million for the same period of 2011.

Net Course Registrations:

For the three months ended March 31,

	2011	2012	% Change
Net Course Registrations by New Students	17,800	20,500	15%
Net Course Registrations	81,700	101,000	24%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Net course registrations and net course registration growth rates include registrations for certain one-credit courses (non-lab courses) and other non-credit registrations in the current and prior year periods.

Second Quarter 2012 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates second quarter 2012 net course registrations by new students to increase between approximately 2% and 4% year-over-year; net course registrations to increase between approximately 12% and 18% year-over-year; revenues to increase between approximately 14% and 22% over the prior year period; and net income to be between $0.41 and $0.47 per diluted share.

Webcast:

A live webcast of the Company’s first quarter earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 119,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended March 31, 2012, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)

Revenues	$75,822	$58,664
Costs and expenses:
Instructional costs and services	27,853	22,105
Selling and promotional	14,371	10,884
General and administrative	16,072	10,511
Depreciation and amortization	2,656	2,093

Total costs and expenses	60,952	45,593

Income from operations before
interest income and income taxes	14,870	13,071
Interest income, net	21	27

Income before income taxes	14,891	13,098
Income tax expense	5,808	5,241

Net income	$9,083	$7,857

Net Income per common share:
Basic	$0.51	$0.44

Diluted	$0.50	$0.43

Weighted average number of
common shares:
Basic	17,854	17,935

Diluted	18,234	18,382

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Investor Relations
703-334-3880